                                                                   Exhibit 10.70
                                                                   -------------

                             SETTLEMENT AGREEMENT,
                  STIPULATION TO SETTLEMENT ORDER UNDER SEAL,
                          RELEASE AND LICENSE BETWEEN
               BARNES-JEWISH HOSPITAL AND SYNBIOTICS CORPORATION
               -------------------------------------------------

This Settlement Agreement, Stipulation to Settlement Order Under Seal, Release and License (the "Agreement") effective this 28th day of July, 1998 ("Effective Date") is made by and between Barnes-Jewish Hospital (hereinafter "the HOSPITAL") , a Missouri not-for-profit corporation with headquarters in St. Louis, Missouri, and Synbiotics Corporation (hereinafter "Synbiotics") , a California corporation with headquarters in San Diego, California.

WHEREAS, the parties were in litigation and set to commence trial in early 1999;

WHEREAS, the HOSPITAL and Synbiotics agreed to forego that trial in exchange for the terms of this Agreement; and

WHEREAS, the parties desire to fully and finally settle all controversies between them by the terms of this Agreement.

NOW, THEREFORE, the parties agree to the following terms and conditions:

                            ARTICLE I - DEFINITIONS
                            -----------------------

For purposes of this Agreement the words and phrases set forth in this Article shall have the following meanings:

1.1 As used in the Agreement, "HOSPITAL" and "Synbiotics" include and refer to each such party's respective parents, subsidiaries, affiliates and successors.

1.2  "LICENSED PATENTS" means [*].

1.3 "LICENSED PRODUCTS" means any [*] diagnostic products within the allowed claims of the applicable LICENSED PATENTS, regardless of the end use of such product. The Parties agree that [*] are covered within the allowed claims of the applicable LICENSED PATENTS.

---------------
[*] Certain confidential portions of this exhibit have been omitted by means of blacking out the text (the "Mark"). This exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.4 "NET SELLING PRICE" means the price charged by Synbiotics to customers for the sale of LICENSED PRODUCTS, [*]. If any LICENSED PRODUCTS are transferred to a third party which is not a subsidiary or affiliate of Synbiotics in a barter transaction or for other than bona fide cash consideration, NET SELLING PRICE for such LICENSED PRODUCTS shall be the [*] of such product.

1.5 "SALE(S)" and forms of that term (e.g., "sold") used for purposes of this agreement means "the passing of title from the seller to the buyer for a price (U.C.C.(S) 2.401)" as set forth at U.C.C.(S) 2.106, from a person within the definition of Synbiotics to a person not within the definition of Synbiotics.

1.6 "NET SALES" means the total sales as calculated from the sales of [*] of each such sale, together with [*] as set forth in paragraph 1.4.

1.7  "CALENDAR YEAR" means January 1 to December 31.


                            ARTICLE II - SUPERSEDURE
                            ------------------------

2.1 Upon the Effective Date, the terms and conditions of the Agreement shall supersede the terms and conditions of any other agreement between the parties, whether written or oral, relating to the subject matter of this Agreement, Omission of any terms of the July 9, 1998 Memorandum only indicates that such term is,not included as a part of this Agreement. Notwithstanding the above, while the parties intend and believe that the terms of this Agreement are consistent with the terms of the July 9, 1998 Memorandum, in the event of any perceived or determined inconsistency of any express terms therebetween, the terms and conditions of the Agreement shall govern. The terms of this Agreement are both Court Orders and contractual and not a mere recital.


                          ARTICLE III - LICENSE GRANT
                          ---------------------------

3.1  Grant of Rights.

     The HOSPITAL hereby grants to Synbiotics a [*] to make, use, import, market and sell LICENSED PRODUCTS under the LICENSED PATENTS, and (without either party expressing a position as to whether and to what extent such other products are actually covered within the allowed claims of the applicable LICENSED PATENTS) a [*], non-royalty bearing license [*] under the LICENSED PATENTS to make, use, import, market and sell any and all [*], other than LICENSED PRODUCTS.

     The Hospital hereby grants to Synbiotics a most [*] which applies [*] hereunder. If the [*] by the Hospital now or at any time in the future [*] to any other commercial licensee of the LICENSED PATENTS, or any of them, is [*] then, on or after reaching the [*] of [*] Synbiotics may elect, at its option, to adopt prospectively the [*] (as calculated above) [*] to such [*]. The Hospital covenants to inform Synbiotics of all [*] to the extent they contain [*] would make it [*]. This [*] is not [*]. This [*] shall not apply to any [*] but shall apply to any [*].

3.2  Patent Marking.
     A.   Products

     Synbiotics shall, within a reasonable amount of time from the Effective Date of this Agreement, and until given written notice to the contrary by the HOSPITAL, mark all LICENSED PRODUCTS sold by Synbiotics under this Agreement in accordance with applicable laws and regulatory requirements, with (at a minimum) the following patent notice:

          [*]

     Synbiotics' markings need not, however, refer to any country in which the marked unit of product is not made or sold. It is agreed that patent markings on product inserts shall be sufficient.

     B. [*] for [*].
     In the event that Synbiotics [*] LICENSED PRODUCTS as required by [*] of this section, Synbiotics shall [*].


                             ARTICLE IV - ROYALTIES
                             ----------------------

4.1  Settlement/License Issue Fee.
     A.   [*]
               1.  At the Time of Closing and Future Payments

     Synbiotics shall pay to HOSPITAL a [*] settlement/license issue fee in the sum of [*] payable [*] as follows: (a) [*] at the [*] of this Agreement,
     (b) Synbiotics shall deliver to the HOSPITAL at Closing a [*] in a form to be agreed upon by the parties with a [*] in [*] on the [*] of the Agreement in the [*], and (c) Synbiotics shall deliver to the HOSPITAL at Closing a [*] in a form to be agreed upon by the parties with a [*] in [*] on the [*] of the Agreement in the [*].

               2. [*] for [*]

     Synbiotics agrees that, when its [*] with [*] is [*], Synbiotics shall [*] the Hospital a [*] in Synbiotics' [*], in [*] of the [*] under Paragraphs 4.1.A.1.b and 4.1.A.l.c, provided, that such [*] shall be [*], and the HOSPITAL shall execute and deliver any [*]. Synbiotics shall give notice to the Hospital of the [*] of its [*] with [*] on or before the date of [*] thereof. The parties agree that the [*] shall be in the form attached.

     B.   Stock

               1. Issuance of Stock
     Synbiotics shall issue 333,333 [*] shares of [*] Synbiotics common stock (the "Shares") to the HOSPITAL on the fifth business day after the Effective Date, wherein:

               a. Synbiotics shall [*], covering the [*] the Hospital, or [*], to be [*] by the [*] within [*] of issuance of the Shares and [*] or (ii) the time when the [*]. Synbiotics shall take any action necessary to [*] such Shares [*] as requested by the Holders. Synbiotics shall be responsible for the [*]. Synbiotics shall [*] the holders against [*]. Synbiotics shall provide, [*], copies of the [*] as reasonably requested by the Holders in connection with [*] thereunder. Upon request of Holders, Synbiotics shall, in connection with [*] by the Holders, reasonably cooperate and [*] as necessary for the Holders to [*].

               b. If Synbiotics common stock [*] a [*] per share on [*] the Effective Date, [*] the following number of [*] of Synbiotics common stock to the HOSPITAL:

                    [*]

                    where

                    [*]

                    [*]

                    Synbiotics shall [*], [*], to be [*] by the [*] within [*] of issuance of the [*] and shall cause it to [*] (i) [*], or
                    (ii) the time when the [*] may be [*]. Synbiotics shall take any action necessary to [*] such [*] as requested by the Holders. Synbiotics shall be responsible for the [*]. Synbiotics shall [*] against [*]. Synbiotics shall provide, [*], copies of the [*] as reasonably requested by the Holders in connection with [*] thereunder. Upon, request of Holders, Synbiotics shall, in connection with [*] by the Holders, reasonably cooperate and [*] Holders to [*].

               c. If the Hospital has disposed of any percentage of its original Shares before the [*] mark, the number of [*] issuable [*] shall be [*]. For purposes of this Paragraph 4.1.B.1 and Paragraph 4.1.B.2. transfers by the [*];

               d. The parties agree that if for the [*] period as contemplated in Paragraph 4.1.B.l.b, wherein Synbiotics' common stock does [*] of [*] on [*], there is no day on which the [*] and the [*] by Nasdaq for such [*] is less than [*], then the [*] in Paragraph 4.1.B.l.b shall be [*] to a [*], subject only to the original Paragraph 4.1.B.l.b requirements, and of which the [*] then ended can count as the [*];

               e. In the event that Synbiotics fails to cause the [*] Paragraph 4.1.B.l.a [*], then Synbiotics shall at the option of the Holders, pay to the Holders at the [*] the [*], in exchange for all of the Shares; and

               f. In the event that Synbiotics fail to cause the [*] within the Paragraph 4.1.B.i.b [*], then Synbiotics shall at the [*], in exchange for all of the [*], at the option of the Holders, pay to the Holders the amount [*].

2.   Buy-out or Merger of Synbiotics

In the event that prior to the date occurring [*] following the date hereof Synbiotics common stock ceases to be included for quotation on the Nasdaq National Market (and is not then being listed on the New York Stock Exchange), then Synbiotics, at the time Synbiotics common stock ceases to be so included, shall at the option of the Holders [*], and no [*] shall be [*]. In the event that prior to the date occurring [*] following the date hereof, Synbiotics engages in a transaction pursuant to which the Synbiotics common stock is to be transformed into the right to receive anything but common stock which is included for quotation on the Nasdaq National Market or listed on the New York Stock Exchange, then immediately prior to such transaction Synbiotics or any other party to any such transaction shall at the option of the Holders [*], and no [*] shall be [*]. In the event that prior to the date occurring [*] following the date hereof, Synbiotics engages in a transaction pursuant to which the Synbiotics common stock is to be transformed into the right to receive common stock of another entity which is included for quotation on the Nasdaq

National Market or listed on the New York Stock Exchange, then immediately prior to such transaction Synbiotics shall at the option of a majority of interest of the Holders, either cause such other entity to execute an agreement to be bound by the provisions of this Paragraph 4.1.B. as to [*] before the [*] or [*]. If the Hospital has disposed of any percentage of its original shares before the [*], all references to [*] in this Paragraph 4.1.B.2. shall be [*].

4.2. Royalties on Patent Rights.

          A.   [*] Royalties on [*]

     [*] royalty shall be due on the [*] of Synbiotics' Net Sales of Licensed Products cumulatively from and after [*]. For avoidance of doubt: [*] shall be deemed only to include, for any purpose, Net Sales of LICENSED PRODUCTS made, used, imported, or sold [*], as the case may be, after the issuance of and prior to the expiration of the respective Licensed Patent applicable to such country.

          B.   [*] Royalty on the [*]

     Synbiotics will pay an [*] royalty on the [*] of Synbiotics' [*].

          C.   [*] Royalty [*]

     Synbiotics will pay a [*] royalty on the [*] of Synbiotics' [*].

          D.   Royalties Payable [*]

Royalties payable under Paragraphs 4.2.B and 4.2.C shall be reportable and payable [*] in the Calendar Year, provided that until royalties begin to accrue pursuant to Paragraph, 4.2.B., reports need only be made annually as provided below. [*]. (For example, if cumulative [*] are [*], royalties of [*] will be due).


               ARTICLE V - RECORDS, AUDITS, REPORTS AND PAYMENTS
               -------------------------------------------------

5.1  Records.
     Synbiotics shall keep full, complete, and accurate books and records containing all particulars which may be reasonably necessary for determining the amounts payable to the HOSPITAL. Said books of account shall be kept at Synbiotics, principal place of business. For purposes of this Agreement, the date of SALE shall be the date Synbiotics takes revenue credit in its sales accounting records or upon actual receipt of the proceeds of said SALE, lease or barter, whichever, is earlier.

5.2  [*] Audit.
     Said books and records of Section 5.1 shall be made available for inspection, upon reasonable notice, [*] as of right during each CALENDAR YEAR said license is active and for [*] after its termination. Said books and records shall be maintained for at least [*] following the end of the CALENDAR YEAR to which they pertain, for inspection by an authorized accounting representative retained by the HOSPITAL at the HOSPITAL's expense, for the purpose of verifying Synbiotics, statements. In the event that Synbiotics, royalties calculated for any [*] reporting period are in [*], the cost of the audit and review will be borne by Synbiotics. Notwithstanding the foregoing provisions of this Paragraph 5.2. for any CALENDAR YEAR which contains a calendar quarter for which net sales of LICENSED PRODUCTS are [*] of the net sales of LICENSED PRODUCTS for the same quarter of the prior CALENDAR YEAR, the HOSPITAL may secure [*] additional audit initially at its own expense and according to all of the terms of this Paragraph 5.2. Such [*] does not replace or preclude the [*] set forth above.

5.3  Compliance Audit.
     Synbiotics shall provide to the HOSPITAL upon the HOSPITAL's request the following for the purpose of assuring compliance with the Agreement:

     A. One sample of each and every product made, used, offered for sale, sold or imported by Synbiotics related to detection of [*];

     B. Reports on any tests or evaluations of the products described in 5.3.A when such tests or evaluations are relevant to the determination of whether such product is a LICENSED PRODUCT.

5.4  Reports.
     Concurrently with the royalties required by Article IV, except as set forth in 4.2.D, Synbiotics shall deliver true and accurate royalty and revenue reports to the HOSPITAL within [*] after the end of each calendar quarter, (provided however, that for Net Sales in 4.2.A, Synbiotics shall provide an [*] for each Calendar Year within 60 days of the end of the calendar year with all information set forth in 5.4.A through 5.4.D), giving such particulars of the business conducted by Synbiotics during the preceding quarter as follows:

     [*]

     E. For each CALENDAR YEAR, a certification from the Chief Financial Officer of Synbiotics that the above 5.4.A through 5.4.D fairly represent an accurate accounting.

     F. Synbiotics represents and warrants that the attached Exhibit A is a fair and accurate accounting for all [*]. The supporting detail required for this Paragraph 5.4 (and, correspondingly, Paragraph 5.1) will not be required for the [*], provided, however, this will not reduce the audit rights of HOSPITAL. For Net Sales commencing on [*] and thereafter the details in Paragraph 5.4 shall be required.

5.5  [*] Payments.
     Royalties will be accumulated and reported on a [*] calendar basis. Payment shall be made within [*] following the close of each [*] calendar period.

5.6  Currency.
     All royalties and other payments payable by Synbiotics hereunder shall be paid in United States Dollars. if transfer restrictions exist or; are imposed which prevent such payments in United States Dollars, the parties agree to cooperate to procure whatever licenses or permits are required to obtain the waiver of such restrictions or otherwise to facilitate the transfer of such dollars.

5.7  Late Payments
     A late charge at the [*] shall accrue on the outstanding balance of any payment under this Agreement for the period that payment is due until the time payment is actually received.


                        ARTICLE VI - PATENT INFRINGEMENT
                        --------------------------------

6.1 Synbiotics agrees to notify the HOSPITAL promptly of each infringement of one or more LICENSED PATENTS of which Synbiotics is or becomes aware. In such event, Synbiotics shall cooperate in all respects if the HOSPITAL decides to pursue litigation or otherwise take action, but the HOSPITAL shall reimburse Synbiotics for all personnel and other costs reasonably incurred in, and as requested by the Hospital, in providing such cooperation. The HOSPITAL retains sole discretion whether to take action or institute any litigation.


                  ARTICLE VII - REPRESENTATIONS AND WARRANTIES
                  --------------------------------------------

7.1  Authority.
     Each party represents and warrants that it has the right and authority to enter into this Agreement, including but not limited to the fact that it has sufficient Board Authorization to do so. The persons undersigned represent that they are authorized to bind the party on whose behalf they are executing this agreement.

7.2  Conflicts.
     Each party represents and warrants that the making of this Agreement does not violate any separate agreement it has with any other person or entity.

7.3  Exception.
     NOTWITHSTANDING ANY PROVISIONS OF THIS AGREEMENT, THE PARTIES DO NOT WARRANT OR REPRESENT THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED IN THIS AGREEMENT OR ANY METHOD(S) PRACTICED UNDER ANY LICENSE GRANTED IN THIS AGREEMENT ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENTS OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES, NOR WARRANTS THE VALIDITY OR THE SCOPE OF PATENTS.

7.4  Disclaimer.
     THE HOSPITAL MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF LICENSED PRODUCTS FOR A PARTICULAR PURPOSE, AND SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

                               ARTICLE VIII - [*]
                               ------------------

8.1  [*]
     [*] shall [*], defend, and hold harmless the [*] and its directors, officers, and employees (collectively [*]), against any liability, damage or cost, fines, penalties, loss or expense (including, without limitation attorney?s fees and court costs), incurred by or imposed upon [*] in connection with any claims, suits, actions, demands, or judgments brought against an [*] arising out of [*]

                          ARTICLE IX - CONFIDENTIALITY
                          ----------------------------

9.1  General.
     Each party agrees to keep secret [*] the confidential information provided by the other. It is the obligation of the party seeking a confidential status of information to designate such information as confidential by stamping or marking each piece of paper "confidential" or otherwise informing the receiving party, in writing, that the particular information is "confidential". The parties will make all efforts possible to have this Agreement filed under SEAL by the Order of the Court. In any event, this Agreement, the terms of this Agreement and the July 9, 1998 Memorandum constitute Confidential Information of each of the parties. Any information related to the LICENSED PATENTS provided to Synbiotics by the HOSPITAL under this Agreement shall be deemed "Confidential Information. 11 Each party shall not use any Confidential Information of the other party for any purpose other than for the purposes of this Agreement.

9.2  Exceptions.
     Notwithstanding the foregoing, the confidentiality obligations herein shall not apply to any Confidential Information received by a party ("Receiving Party") which falls into any of the following categories:

     A. Confidential Information of the HOSPITAL which Synbiotics needs to disclose to third parties as necessary for making, using, offering for sale, selling and importing LICENSED PRODUCTS, Any such disclosure shall be pursuant to confidentiality obligations obtained from the third party, such confidentiality obligations being acceptable to the HOSPITAL and obtained prior to any disclosure.

     B. The HOSPITAL may disclose this Agreement as necessary for it to comply with existing provisions and obligations, including but not limited to most favored nations provisions, in its existing license agreements for the LICENSED PATENTS.

     C. Synbiotics may disclose portions of this Agreement to the extent strictly necessary for it to comply with its reporting obligations as a public company.

     D. Either party may disclose portions of this Agreement as necessary for either party to comply with a valid Court Order (provided that the party requested to disclose shall give the nondisclosing party as much notice as practicable of the potential court order so as to allow it the opportunity to resist, in its own or the disclosing party's name, if necessary, the imposition of the order).

     E. Information which becomes generally available to the public through no breach of this Agreement or third party confidentiality obligations which may arise consistent with this Agreement;

     F. Information which is published or disclosed consistent with the terms of this Agreement by a party, its employees, or agents to the general public (including, but not limited to, publication in trade or academic journals, or similar events open to the general academic or trade community);

     G. Information which is disclosed to the Receiving Party by a third party having the lawful right to disclose same, without direct or indirect obligation of confidentiality to the Disclosing Party, or its consultants or agents;

     H. Information which is disclosed by the Receiving Party to a government agency to comply with statutory requirements for market approval, clinical trials, certification, manufacture and/or distribution of the LICENSED PRODUCTS, for which the ReceiVing Party is unable to lawfully secure confidentiality; or

     I. Information which is approved for release by the Disclosing Party, and then only to the extent such written approval is granted.


                        ARTICLE X - TERM AND TERMINATION
                        --------------------------------

10.1 Term.
     Unless this Agreement is terminated sooner as provided in this Article 10, this Agreement shall extend from the Effective Date until the expiration of the last Licensed Patent to expire.

10.2 Default.
     A.   Timely Payment of Royalties
     Should Synbiotics default in its timely payment of royalties, "payments" or any other charges or [*] amounts, the HOSPITAL shall have the right to serve notice upon Synbiotics of its intention to terminate this Agreement within [*] after said notice of termination, unless Synbiotics shall cure such default within the [*] period. If within said [*] cure period, Synbiotics fails in paying any or all such royalties as calculated per Synbiotics, royalty reports or the Hospital's audits, payments, or other charges or indemnification amounts due and payable, the rights, privileges, and license granted hereunder shall terminate immediately upon receipt of written notice thereof from the HOSPITAL. Synbiotics shall at any time prior to receipt of notice of termination have the right to pay under protest and sue for refund.

     B.   Timely Issuance [*] of Stock
     Should Synbiotics default in its timely issuance of stock and/or (despite tender by the HOSPITAL of the securities to be surrendered for cancellation) the [*], the HOSPITAL shall have the right to serve notice upon Synbiotics of its intention to terminate this Agreement within [*] after said notice of termination, unless Synbiotics shall cure such default within the [*] period. If within said [*] cure period, Synbiotics fails in fulfilling the obligations due to the Hospital,;the rights, privileges, and license granted hereunder shall terminate immediately upon receipt of written notice thereof from the HOSPITAL.

     C.   Material Breach.
     Upon any material breach by Synbiotics of its obligations under Paragraphs
     5.1 through 5.4 of this Agreement, the HOSPITAL shall have the right to terminate this Agreement, and the rights and license granted hereunder, by giving [*] notice to Synbiotics. Such termination shall become effective at the end of such [*] period unless Synbiotics has cured such breach prior to the expiration of the [*] period.

     D. Specific Remedies.
     The parties confirm that damages at law would be an inadequate remedy for breach or threatened breach of any of the promises described in Paragraphs 3.2, 5.11, 5.21, 5.31, 5.4 and Article IX and the parties further agree that in the event of a breach or threatened breach of any provision thereof, the respective rights and obligations shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended or shall it limit or affect any rights available to the parties at law, by statute or otherwise, it being the intention of this paragraph to make clear that the promises shall be enforceable in equity as law or otherwise.

10.3 Remedy Not Exclusive.
     Termination shall not be the exclusive remedy for the matters described in Paragraph 10.2, nor shall the seeking of any other remedy be deemed an election of remedies.

10.4 Obligation on Termination.
     Upon termination, a final report shall be submitted by Synbiotics as described in Section 5.4 and any royalty payments under Article IV due to the HOSPITAL shall become immediately payable. Upon termination, Synbiotics and the HOSPITAL will, if such have not already been destroyed in the ordinary course, return all originals and copies in all media of all Confidential Information, subject to the exceptions provided in the Protective Order entered by the United States District Court, Eastern District of Missouri (the "Court"), in Civil Action Docket No. 4:97CV1989 DJS (the "Action") as to retention of pleadings and other confidential documents related to said proceeding. In the absence of a default or material breach of this Agreement by Synbiotics, upon termination Synbiotics may complete the manufacture of LICENSED PRODUCTS then in process and sell its remaining inventory of LICENSED PRODUCTS, subject to the payment of royalties as set forth in Article V. However, nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of such termination.

10.5 Survival.
     Section 3.2, Article V, Article VII, Article VIII, Article IX, Article X and Article XII and Section 13.1 shall survive any termination of this Agreement.

10.6 Survivability of This Agreement.
     [*]

                                ARTICLE XI - [*]
                                ----------------

11.1 [*] This Agreement shall inure to the benefit of and be binding upon the HOSPITAL and Synbiotics, and their assigns and licensees. Notwithstanding the above, the license granted herein [*] by [*].

                     ARTICLE XII - MISCELLANEOUS PROVISIONS
                     --------------------------------------

12.1 Government Rights.
     This Agreement is subject to any rights pursuant to research funding from the Federal Government and will be modified as necessary to conform to government regulations.

12.2 Waiver.
     Neither party may waive or release any of its rights or interests in this Agreement except in writing. Failure to assert any right arising from this Agreement shall not be deemed or construed to be a waiver of such right nor to prohibit subsequent enforcement of such right.

12.3 Agent.
     Neither party shall be deemed to be an agent, partner or joint venturer of the other party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other party's credit or incur any obligation on behalf of the other party.

12.4 Notice.
     Except as required by the provisions of Paragraph 9.2.D, any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified First Class mail, postage prepaid, addressed to it at its address as first set forth in this Agreement, or as it shall designate by subsequent written notice given to the other party. Notices shall be sent to:

     If to the HOSPITAL:
               Barnes-Jewish Hospital
               One Barnes-Jewish Hospital Plaza
               St. Louis, MO 63110
               ATTENTION: Marlene Hartmann
               Vice-President

     If to Synbiotics:

               Synbiotics Corporation
               11011 Via Frontera
               San Diego, CA 92127
               ATTENTION: President

This notice information may be amended by either party upon written notice to the other.

12.5 Publicity.
     Synbiotics will not use the name of the HOSPITAL (except to identify it as a patent licensor and the plaintiff in the settled litigation), nor any physician, staff member, or employee of the HOSPITAL, in any form of publicity, advertising, or news release without the prior approval of the HOSPITAL.

12.6 Governing Law and Jurisdiction.
     All questions relating to the license of the Patents granted by the HOSPITAL to Synbiotics under this Agreement, not governed by Federal Law, shall be governed by the laws of the State of [*] and all questions relating to rights and/or releases granted by the HOSPITAL to Synbiotics under Article 13 of this Agreement shall be governed by the laws of the State of [*]. The United States District Court for the [*] shall have and retain jurisdiction for enforcement and interpretation of the Agreement.

12.7 Severability.
     The provisions of the Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.8 Integration.
     The parties acknowledge that this instrument sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

12.9 Governmental Approval.
     Synbiotics will be solely responsible for obtaining appropriate licenses (including but not limited to exports) and other governmental approvals for making, using, offering for sale, selling or importing the LICENSED PRODUCTS.

12.10 Settlement Order And Dismissal.
      On or before August 1, 1998, the HOSPITAL and Synbiotics will jointly file with the Court, in and as to the Action, a stipulation for Dismissal with Prejudice and a motion for leave to file this Agreement under Seal as a Settlement Order Under Seal and to maintain such sealed status. The HOSPITAL and Synbiotics will cooperate in good faith to obtain entry of the order for dismissal with prejudice and granting such motion, and thereafter to file and maintain this Agreement under seal and affirmatively resist all efforts by anyone to unseal it. The aforesaid filings shall be approved in advance by Synbiotics and the Hospital.

12.11 Attorneys' Fees and Costs
      In the event of a dispute regarding this Agreement (including but not limited to interpretation and/or enforcement), the parties agree that the prevailing party on a particular issue shall recover its reasonable fees and costs expended related to that issue.


                          ARTICLE 13 - MUTUAL RELEASE
                          ---------------------------

13.1  Release.
      Synbiotics and the HOSPITAL hereby release, acquit and forever discharge each other, their subsidiaries, affiliates, agents, employees, insurers, directors, officers, and shareholders, and their successors and assigns from any and all liabilities, actions, causes of action, claims or demands for damages, costs, contribution or indemnification on account of, or in any way growing out of, any and all known or unknown, foreseen or unforeseen, anticipated or unanticipated damages of whatever kind or equitable or declaratory, relief resulting or to result from occurrences that happened at any time prior to the signing of this Agreement, including but not limited to those matters set forth in a Complaint and Counterclaim filed in the Action, except for those obligations set forth in this Agreement and in the Court's Settlement Order Under Seal entered or to be entered in said Action. For avoidance of doubt: the HOSPITAL's claims for patent infringement for all LICENSED PRODUCT activities between the date the Complaint was filed in the Action and the Effective Date are also released.

      [*]

13.2  No Representations.
      Synbiotics and the HOSPITAL admit that no representation of fact or opinion has been made by either of them to the other with respect to the extent or nature of the claims or damages in order to induce this compromise, except as set forth in Paragraph 5.4.F. above.

13.3 Advice Of Counsel.
     Each party has had the advice of counsel of their own choosing before executing this Agreement. Each party also acknowledges that they have reviewed this Agreement prior to execution and the execution hereof is their free act and deed.


IN WITNESS WHEREOF, the parties have hereunder set their hands and seals and duly executed this Agreement in duplicate by their duly authorized officers the day and year first above written.

BARNES-JEWISH HOSPITAL                   SYNBIOTICS CORPORATION



/s/ Peter L. Savin                      /s/ Kenneth M. Cohen
-----------------------------            -------------------------------
SIGNATURE                                SIGNATURE

Peter L. Slavin                          Kenneth M. Cohen
NAME                                     NAME

President                                President and CEO
TITLE                                    TITLE

                                                                     EXHIBIT "A"



                                      [*]

                                       17